Exhibit 11- Statement Re Computation of Earnings Per Share

	Three Months Ended
	September 30,
	2006	2005
Basic:
Average shares outstanding	13,671,897	13,714,820
Net income	$ 8,029,834	$ 3,844,633
Per share amount	$0.59	$0.28
Diluted:
Average shares outstanding	13,671,897	13,714,820
Net effect of dilutive stock options - based on the treasury stock method using average market price	123,659	215,072
Diluted shares	13,795,556	13,929,892
Net income	$ 8,029,834	$ 3,844,633
Per share amount	$0.58	$0.28

Note: Antidilutive stock options totaling 234,450 shares were not included in the calculation of diluted earnings per share for the three months ended September 30, 2006. Antidilutive stock options totaling 119,863 shares were not included in the calculation of diluted earnings per share for the three months ended September 30, 2005.

	Nine Months Ended
	September 30,
	2006	2005
Basic:
Average shares outstanding	13,699,498	13,713,526
Net income	$22,750,076	$17,520,252
Per share amount	$1.66	$1.28
Diluted:
Average shares outstanding	13,699,498	13,713,526
Net effect of dilutive stock options - based on the treasury stock method using average market price	124,861	225,926
Diluted shares	13,824,359	13,939,452
Net income	$22,750,076	$17,520,252
Per share amount	$1.65	$1.26

Note: Antidilutive stock options totaling 234,450 shares were not included in the calculation of diluted earnings per share for the nine months ended September 30, 2006. Antidilutive stock options totaling 117,363 shares were not included in the calculation of diluted earnings per share for the nine months ended September 30, 2005.